Proxy Voting Results

A special meeting of Fidelity® Arizona Municipal Money Market Fund’s shareholders was held on February 12, 2016. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Elizabeth S. Acton

Affirmative	9,652,569,340.76	95.616
Withheld	442,614,963.88	4.384
TOTAL	10,095,184,304.64	100.000

John Engler

Affirmative	9,649,804,955.69	95.589
Withheld	445,379,348.95	4.411
TOTAL	10,095,184,304.64	100.000

Albert R. Gamper, Jr.

Affirmative	9,649,672,225.14	95.587
Withheld	445,512,079.50	4.413
TOTAL	10,095,184,304.64	100.000

Robert F. Gartland

Affirmative	9,661,589,028.79	95.705
Withheld	433,595,275.85	4.295
TOTAL	10,095,184,304.64	100.000

Abigail P. Johnson

Affirmative	9,634,058,945.09	95.433
Withheld	461,125,359.55	4.567
TOTAL	10,095,184,304.64	100.000

Arthur E. Johnson

Affirmative	9,648,412,467.63	95.575
Withheld	446,771,837.01	4.425
TOTAL	10,095,184,304.64	100.000

Michael E. Kenneally

Affirmative	9,663,695,871.70	95.726
Withheld	431,488,432.94	4.274
TOTAL	10,095,184,304.64	100.000

James H. Keyes

Affirmative	9,655,350,989.13	95.644
Withheld	439,833,315.51	4.356
TOTAL	10,095,184,304.64	100.000

Marie L. Knowles

Affirmative	9,641,514,099.89	95.507
Withheld	453,670,204.75	4.493
TOTAL	10,095,184,304.64	100.000

Geoffrey A. von Kuhn

Affirmative	9,653,951,403.83	95.630
Withheld	441,232,900.81	4.370
TOTAL	10,095,184,304.64	100.000

Proposal 1 reflects trust wide proposal and voting results.